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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 23, 1998

AMERICAN VANTAGE COMPANIES ENTERS THE RING IN A PARTNERSHIP WITH WORLD CHAMPIONSHIP WRESTLING

LAS VEGAS, NEVADA, NOVEMBER 23, 1998 ---- American Vantage Companies (NASDAQ:
ACES) announced today that it has entered into a licensing agreement through its wholly owned subsidiary, Sitka Restaurant Group, Inc., with World Championship Wrestling (WCW), a Time Warner Company (NYSE:TWX) to develop themed restaurants known as "WCW/nWo Nitro Grill". The first of such restaurants will be located in the Excalibur Hotel and Casino ("Excalibur") on the Las Vegas Strip in Las Vegas, NV. The Excalibur, a 4008 room, medieval themed, family hotel/casino is a property of Circus Circus Enterprises (NYSE:CIR). The agreement was arranged through Leisure Concepts, Inc. (LCI), the licensing division of 4Kids Entertainment, Inc. (NASDAQ:KIDE).

The WCW/nWo Nitro Grill, a full service restaurant, will provide quality food and offer a menu ranging from sandwiches to steaks, as well as specialty beverage items. It will feature WCW/nWo decor, paraphernalia and memorabilia and offer exciting WCW ambiance, including live and recorded WCW wrestling events being shown on big screens throughout the restaurant. A full line of WCW merchandise will be available for sale to the public in the restaurant's gift shop. Many WCW stars will visit on a regular basis to meet and greet patrons and fans. This first WCW/nWo Nitro Grill is scheduled to open in the Spring of 1999.

"We're very excited about our new relationship with the WCW," said Karl Rogers, Sitka President. "This is an excellent opportunity to diversify into a new area of entertainment and to associate with highly recognized and successful companies in the industry."

WCW has built an extensive operation through its top-rated television programs featuring athletes who are superstars in professional wrestling. The heated rivalry between WCW, nWo Hollywood and nWo Wolfpac (the two renegade branches of the WCW) has caused an increase in television viewership. Currently, over 32 million people watch the drama being played out each week on such WCW programs as Monday Nitro, WCW Saturday Night, WCW Pro, WCW Worldwide and Thunder. WCW also has 12 pay-per-view specials every year that consistently rank among the highest rated television events on cable television.

"We're proud to have joined forces with ACES to produce this first WCW themed restaurant and entertainment experience at the Excalibur in Las Vegas and to license them to distribute quality WCW merchandise," said Casey Collins, Licensing Manager


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for WCW. "We hope its anticipated success leads to the development of several more WCW/nWo Nitro Grills in other popular WCW locations."

American Vantage Companies (NASDAQ:ACES) is a consultant in the gaming industry.

WCW is a subsidiary of Turner Broadcasting System, Inc., a Time Warner Company. WCW produces and markets television programs and live events featuring wrestling superstars. WCW produces eight hours of original programming seen each week throughout the U.S. and in over 25 countries throughout the world. For information on the WCW visit their websites at www.WCW.com and www.NWOwrestling.com.

Circus Circus Enterprises, Inc. owns and operates gaming and hotel properties in Nevada, Mississippi and Illinois.

This press release may contain forward-looking statements, which are subject to risks and uncertainties. The Company's actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential risk factors that could affect the Company's business and financial results are included in the Company's filings with the Securities and Exchange Commission. They can also be found on the Company's website at www.nitrogrill.com and on the Securities and Exchange Commission's website at www.sec.gov.

CONTACT:          American Vantage Companies
                  Audrey Tassinari, Executive Vice President
                  702-227-9800

                  WCW
                  Casey Collins
                  404-603-2554

                  Excalibur Hotel & Casino
                  Paul Speirs
                  702-597-7118

                  Leisure Concepts, Inc.
                  Janna Silverglade
                  212-758-7666